UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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☒           Definitive Additional Materials

☐           Soliciting Material Under Rule 14a-12

JOHN HANCOCK TAX-ADVANTAGED DIVIDEND INCOME FUND
(Name of Registrant as Specified in Its Charter)

WESTERN INVESTMENT LLC
WESTERN INVESTMENT HEDGED PARTNERS L.P.
WESTERN INVESTMENT ACTIVISM PARTNERS LLC
WESTERN INVESTMENT TOTAL RETURN PARTNERS L.P.
WESTERN INVESTMENT TOTAL RETURN FUND LTD.
ARTHUR D. LIPSON
ROBERT A. WOOD

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Western Investment LLC (“Western”), together with the other participants named herein, is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the election of its slate of trustee nominees at the 2008 annual meeting of shareholders (the “Annual Meeting”) of John Hancock Tax-Advantaged Dividend Income Fund (the “Fund”).  Western has filed a proxy statement with the SEC regading the Annual Meeting.

Item 1: On March 11, 2008, Western issued the following press release:

Press Release	Source: Western Investment LLC

Western Investment LLC Issues Open Letter to Trustees of John Hancock Tax-Advantaged Dividend Income Fund
Tuesday March 11, 10:40 am ET

NEW YORK--(BUSINESS WIRE)--Western Investment LLC today issued the following open letter to the Board of Trustees of the John Hancock Tax-Advantaged Dividend Income Fund (NYSE:HTD - News):

To the Trustees:

Management of John Hancock Tax-Advantaged Dividend Income Fund (“HTD” or the “Fund”) recently issued a letter to shareholders that not only misstated material information but also could potentially mislead shareholders into supporting the reelection of Trustees who have repeatedly failed to serve their best interests. Your job as Trustees is to oversee the management of the Fund and to protect the assets its owners, the shareholders, have entrusted to you – not to decide which investors you are pleased to protect and which not. Your job is to oversee the Fund’s managers and to see that ALL investors in the Fund are properly served and that their assets are invested solely for their benefit. Had you checked your facts before issuing your misinformed letter, you would have found that:

•
Western Investment LLC and its affiliates (“Western” or “we”) have been investors in the Fund since shortly after its inception - there is nothing “short-term” about our interests other than the Fund manager’s eagerness to describe them so;

•
As of the record date for the Annual Meeting, Western owned 4.7% of the common stock of the Fund outstanding. We are currently the largest investor in the Fund and the largest investor you have a fiduciary obligation to represent;

•
The problem 1of the Fund’s trading at a discount to its net asset value (NAV) is not just Western’s problem - it is a problem for every Fund investor who may at some time need or want to sell some or all of their shares. At one time or another it could be any investor in the Fund - the entire population you were elected to, and are responsible for, serving – and we believe it is your fiduciary duty to use all available means to have the market fairly value the Fund’s underlying assets. ASSURING SHAREHOLDERS OF A FAIR PRICE FOR THEIR INVESTED ASSETS WHEN THEY NEED THEM SHOULD BE ONE OF THE BOARD’S PRIMARY AIMS.

In our opinion, to date, a solution to this problem has eluded you. That is why we have proposed independent Board candidates, with no allegiances to the Fund’s manager, John Hancock Advisers, LLC, or other John Hancock funds to hinder their decision-making. We see that the fees you receive for sitting on the boards of the other John Hancock funds are substantial, and believe that as Trustees handpicked by the Fund’s manager you are vulnerable to the manager using its influence to maximize management fees rather than increase value for shareholders. Since many of the solutions to the discount problem are unpalatable to the Fund’s manager because they necessarily involve decreasing the assets under management and reduce the fees received for management services, we believe that shareholders both need and deserve independent directors in the boardroom to ensure that action is taken to have the market fairly value their investment - - whether the Fund’s manager likes it or not.

We believe there are a number of easily deployed strategies for eliminating the bulk of the discounting of the Fund’s assets without, as management has claimed, harming the Fund’s ongoing performance. The new managed distribution policy you put in place recently is a step in the right direction. A publicly announced program of open market share repurchases, set to go into effect whenever the discount reaches an unacceptable, pre-defined level and limited to a certain percentage of the trading volume, we believe would serve to benefit both holders wishing to sell, by limiting the discount, and holders remaining in the Fund by increasing the NAV. Furthermore, the assets freed up by this program could be reinvested or used to repurchase the Fund’s preferred shares to provide some needed liquidity to preferred shareholders and reduce the Fund’s interest expense.

With the Fund’s shares trading at double-digit discounts for most of its history, it should not be terribly complicated to find an acceptable set of solutions that benefits shareholders. We suggested a tender offer - misleadingly characterized by management as our only suggestion - as an illustration, not a platform. What is required is the will, and an unconflicted voice for shareholders in the boardroom. To that end, we are seeking TWO seats on a seven member board. We are not seeking control of the Fund, but do believe that engaged and attentive shareholder representation is required.

We are asking shareholders to vote the WHITE proxy at the March 31st Annual Meeting not to advance, as management’s letter suggests, our own interests, but rather to see that the interests of all Fund shareholders are represented in the boardroom and protected from the Fund’s managers that, in this basic regard, have failed them up to now.

Respectfully,

Arthur D. Lipson

Western Investment LLC

ATTENTION HTD SHAREHOLDERS:

IF YOU HAVE ALREADY RETURNED A GOLD PROXY TO THE FUND’S MANAGEMENT, EITHER DIRECTLY OR
OVER THE PHONE OR INTERNET, YOU HAVE EVERY RIGHT TO CHANGE YOUR VOTE.

IF YOU HAVE ANY QUESTIONS ABOUT
HOW TO VOTE YOUR WHITE WESTERN INVESTMENT PROXY, PLEASE CONTACT THE FIRM ASSISTING US IN THIS SOLICITATION:

INNISFREE M&A INCORPORATED
TOLL-FREE AT: (877)456-3510

BANKS AND BROKERS PLEASE CALL COLLECT:
212-750-5833

Contact:
Innisfree M&A Incorporated
Michael Brinn, 212-750-8253

Source: Western Investment LLC